Frontier Oilfield Services, Inc. 8-K

Exhibit 10.1

200 Travis Street Shreveport, LA 71101

FOR IMMEDIATE RELEASE

Frontier Oilfield Services, Inc. (OTCMKTS:FOSI) Files An 8-K Completion of Acquisition
or Disposition of Assets and announces acquisition of TRICCAR Holdings, Inc.

Jan 7, 2020 -- Frontier Oilfield Services, Inc. (OTCMKTS:FOSI) files An 8-K Completion of Acquisition or Disposition of Assets and announces the acquisition of TRICCAR Holdings, Inc.

The Current Report on Form 8-K that Frontier filed with the Securities and Exchange Commission (“SEC”) on January 7, 2020 regarding the disposition of assets and operations of the Company has been completed in order to eliminate its debt to facilitate the acquisition of TRICCAR Holdings, Inc.

Frontier’s Senior Secured creditor, its Board of Directors, and the majority of Frontier’s shareholders, have approved the following activities effective December 31, 2019:

●	Frontier entered into an Asset Exchange and Purchase Agreement by and among Kenneth Owens, as purchaser, and Frontier Oilfield Services, Inc, as seller, whereby certain assets in Wise County, Texas (the “Brunson Assets”) were exchanged for all debt and accrued interest owed to Owens ($4,600,000 ) and 2,701,168 shares of common stock, which were returned to the treasury to be cancelled.

●	Accepted an offer from Mr. Newton Dorsett, an affiliate and major stockholder, whereby Frontier Oilfield Services, Inc agreed to exchange $6,368,384 in accounts payable, accrued interest and certain ancillary assets for 6,368,384 common shares of Frontier Oilfield Services.

●	Accepted an offer from Donald Lawhorne, Chairman and CEO, to exchange $130,000 of unpaid loans and accrued interest for 130,000 common shares of Frontier Oilfield Services, Inc.

In addition, Frontier’s Board of Directors and the majority of Frontier’s shareholders have determined that continued operations in the oilfield service industry is not in the best long-term interests of the Company and its shareholders and is exiting the space. Frontier has agreed to acquire TRICCAR Holdings, Inc., a biomedical research and marketing firm that develops, acquires, and partners to bring life-changing bioceutical health care treatments to the global market.

As part of the transaction, Frontier will change its corporate domicile from Texas to Nevada and assume the name TRICCAR, Inc. Frontier will issue 80,000,000 shares of stock to acquire all the assets of TRICCAR Holdings while Frontier shareholders retain 20,000,000 shares of stock. Upon the conclusion of the acquisition, Frontier’s management team and Board of Directors will resign and will be replaced by TRICCAR Holding’s management team. A new Board of Directors, made up of nine members, will be placed which will be upon completion of the acquisition.

Lawhorne stated, “We are very pleased that Mr. Dorsett, the Company’s lead investor, facilitated the restructuring steps and remains fully supportive of Management’s plans of our upcoming acquisition of TRICCAR Holdings, Inc.”

ABOUT FRONTIER OILFIELD SERVICES, INC.

Up until December 31, 2019, Frontier Oilfield Services, Inc. (Frontier) operated its business in the oilfield service industry and was involved in the disposal of saltwater and other oilfield fluids in Texas. The Company owned approximately nine disposal wells in Texas, six of these disposal wells were located in the Barnett Shale region in north central Texas and approximately three of these wells were located in east Texas near the Louisiana border. The Company’s customers included national, integrated, and independent oil and gas exploration companies. Its subsidiaries include Frontier Acquisition I, Inc. and Frontier Income and Growth, LLC.

ABOUT TRICCAR HOLDINGS, INC.

TRICCAR Holdings, Inc. is a biomedical research and marketing firm that develops, acquires, and partners to bring life-changing bioceutical solutions to the global market. The company’s products are backed by over $67,000,000 in research, development and clinical testing. TRICCAR has developed bioceutical products for 38 diseases and maladies, including the most bioavailable calcium supplement available; the first weight loss and obesity supplement that requires no dramatic change in diet; the industry’s fastest acting blood performance product; and a mental acuity formula proven to increase memory recall and the formation of new memories. Other formulations address Amyotrophic lateral sclerosis (ALS), also known as Lou Gehrig’s disease, basal cell and squamous cell carcinoma, diabetic nerve pain, post-traumatic stress disorder, hypothyroidism, and a daytime and nighttime cannabidiol supplement that provides the industry’s leading percentage of CBD by volume.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; difficulty in managing operations of acquired businesses; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Dick O’Donnell, Executive Vice President

(972) 243-2610